Exhibit 99.1
For Immediate Release

Contact:	Patrick A. Reynolds Director of Investor Relations (706) 649-4973
Synovus Reports Results for Fourth Quarter 2009
Charter Consolidation Planned for 2010
Columbus, Ga., January 28, 2010 — Synovus Financial Corp. (NYSE: SNV) announced today its results of operations for the fourth quarter of 2009.
Business Highlights
•	The net loss for the fourth quarter of 2009 was $249.9 million, or $0.54 per common share.

•	The fourth quarter results include a non-cash $15 million goodwill impairment charge, $52 million pre-tax gain from the sale of VISA shares, and a tax expense of approximately $7 million related primarily to decreases in unrealized gains on investments/interest rate swaps which increased the valuation allowance for deferred tax assets.

•	Total credit costs for the fourth quarter were $427.8 million, compared to $606.3 million in the last quarter. Credit costs primarily include provision expense of $387.1 million and foreclosed real estate costs of $34.1 million. Allowances and cumulative write-downs on all remaining non-performing assets are approximately 45% of unpaid principal balances.

•	Net charge-offs decreased by $135 million versus the previous quarter, while non-performing assets were up slightly by 4.8%, from the third quarter of 2009. Non-performing loan inflows totaled $661 million for the quarter, down from $756 million in the third quarter.

•	Problem asset disposition strategy remains on track with $331 million in sales for the fourth quarter, with realization rates from these sales improving for the third consecutive quarter.

•	The allowance for loan losses increased 23 basis points, or $25 million, to 3.72% of total loans.

•	Total loans past due and still accruing ended the year at the lowest level for the past two years at 1.03% of total loans.

•	Pre-tax, pre-credit costs income was $144 million, compared to $140 million in the third quarter of 2009.

•	The net interest margin was 3.25%, up 3 basis points from the third quarter of 2009. Excluding the negative impact of non-performing assets, the net interest margin was 3.63% for the fourth quarter.

•	Average core deposits grew 3.3% and 5.8% (annualized), compared to the third quarter of 2009 and the fourth quarter of 2008, respectively. The mix of core deposits continued to improve with non-interest bearing demand deposits and NOW accounts replacing higher priced time deposits.

•	Salaries and other personnel expenses were $100.6 million for the quarter, down $4.4 million from the third quarter of 2009, and down $11.1 million, or 10.0% from the fourth quarter of 2008.
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•	As of December 31, 2009, the tangible common equity to tangible assets ratio was 5.79%, Tier 1 Capital Ratio was 10.11%, Tier 1 common equity was 6.65%, and total risk-based capital ratio was 13.50%.
Charter Consolidation
In addition, Synovus announced that its Board of Directors has approved a plan to consolidate the legal charter structure of its subsidiary banks, pending receipt of regulatory approvals. The consolidation is expected to reduce the number of bank charters held by the company from thirty to one by mid 2010. The Synovus affiliated banks will continue to use their names and brands in accordance with regulatory provisions.
“We believe this transition to one charter will improve our capital management infrastructure, simplify our regulatory oversight, enhance our risk management and better position Synovus for long-term success in the current economic and regulatory environment,” said Richard Anthony, Chairman, CEO and President of Synovus. “This change affects the legal structure of our charters; however it will not impact our relationship-based business model. Our local bankers will continue to make local decisions that are best for our customers and communities.”
“During the quarter, we continued our aggressive approach of recognizing, charging down and disposing of non-performing assets,” Anthony continued. “As we look into 2010, we expect our credit costs to continue to decline, our net interest margin to improve, and our capital ratios to continue to exceed current regulatory standards. In addition, we look forward to recovery of the regulatory allowable portion of the $425 million valuation allowance for the deferred tax asset once we demonstrate a sustainable return to profitability. We continue to believe that we have an opportunity to return to profitability during 2010.”
Synovus will host an earnings highlights conference call at 4:30 pm EDT, on January 28, 2010. The earnings call will be accompanied by a slide presentation. Shareholders and other interested persons may access the slide presentation and listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.
Synovus is a financial services holding company with approximately $33 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 327 offices and 461 ATMs in Georgia, Alabama, South Carolina, Florida and Tennessee. The company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure unparalleled customer experiences. See Synovus on the Web at www.synovus.com.
Forward-Looking Statements
This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, our statements regarding our expectations on credit costs, net interest margin trends and that our capital ratios will continue to exceed current regulatory standards in 2010; the potential recovery of a portion of the valuation allowance for the deferred tax asset; our commitment to return to profitability in 2010; the expected benefits of our proposed charter consolidation; our expectations regarding the impact of our proposed charter consolidation on our relationship-based business model; and the assumptions underlying
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our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release and our filings with the Securities and Exchange Commission. Many of these factors are beyond Synovus’ ability to control or predict. Factors that could cause actual results to differ materially from those contemplated in this press release and our filings with the Securities and Exchange Commission include: (1) further deterioration in credit quality, particularly in residential construction and development loans, may continue to result in increased non-performing assets and credit losses, which will adversely impact our earnings and capital; (2) declining values of residential real estate may result in further write-downs of assets, which may increase our credit losses and negatively affect our financial results; (3) continuing weakness in the residential real estate environment may negatively impact our ability to liquidate non-performing assets; (4) the impact on our borrowing costs, capital cost and our liquidity due to adverse changes in our current credit ratings; (5) our ability to manage fluctuations in the value of our assets and liabilities to maintain sufficient capital and liquidity to support our operations; (6) restrictions or limitations on access to funds from subsidiaries, thereby restricting our ability to make payments on our obligations or dividend payments; (7) continuing deterioration in general economic conditions and conditions in the financial markets; (8) inadequacy of our allowance for loan losses, or the risk that the allowance may prove to be inadequate or may be negatively affected by credit risk exposures; (9) changes in the interest rate environment which may increase funding costs and reduce earning assets yields, thus reducing margins; (10) risks associated with the concentration of our non-performing assets in certain geographic regions and with affiliated borrowing groups; (11) the risk of additional future losses if the proceeds we receive upon the liquidation of non-performing assets are less than the fair value of such assets; (12) risks associated with the execution of our capital plan, including the risk that the assumptions underlying our internal capital analysis are incorrect, and that we may be required to see additional capital to satisfy regulatory capital thresholds and additional liquidity; (13) the impact of the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act, The Financial stability Plan and other recent and proposed changes in governmental policy, laws and regulations, including proposed and recently enacted changes in the regulation of banks and financial institutions, or the interpretation or application thereof, including restrictions, increased capital requirements, limitations and/or penalties arising from banking, securities and insurance laws regulations and examinations; (14) the impact on Synovus’ financial results, reputation and business if Synovus is unable to comply with all applicable federal and state regulations and applicable memoranda of understanding, other supervisory actions and any necessary capital initiatives; (15) risks associated with litigation; (16) the risk that we will not be able to complete the proposed charter consolidation or, if completed, realize the anticipated benefits of the proposed charter consolidation; (17) the volatility of our stock price; and (18) the other factors set forth in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.
Use of Non-GAAP Financial Measures
The measures in the supplemental financial tables accompanying this press release entitled pre-tax, pre-credit costs income; net interest margin excluding the negative impact of non-performing assets; core deposits; and the tangible common equity to tangible assets ratio are not measures recognized under U.S. generally accepted accounting principles (GAAP), and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are income (loss) before income taxes, net interest margin, total deposits, and the ratio of total equity to total assets, respectively.
Management uses these non-GAAP financial measures to assess the performance of Synovus’ core business and the strength of its capital position. Synovus believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist investors in evaluating Synovus’ operating results, financial strength and capitalization. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies. Pre-tax pre-credit costs income is a measure used by management to evaluate core operating results exclusive of credit costs as well as certain non-core expenses such as goodwill impairment charges, restructuring charges, and Visa litigation expense
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(recovery). Net interest margin excluding the impact of non-performing assets is a measure used by management to measure the net interest margin exclusive of the impact of non-performing assets and associated net interest charge-offs on the net interest margin. Core deposits is a measure used by management to evaluate organic growth of deposits and the quality of deposits as a funding source. The tangible common equity to tangible assets ratio is used by management and investment analysts to assess the strength of Synovus’ capital position.
The computations of pre-tax, pre-credit costs income; net interest margin excluding the impact of non-performing assets; core deposits; and the tangible common equity to tangible assets ratio, and the reconciliation of these measures to income loss before income taxes, net interest margin, total deposits, and the ratio of total equity to total assets are set forth in the tables below:
Reconciliation of Non-GAAP Financial Measures
(dollars in thousands)

	4Q09	3Q09	2Q09	1Q09	4Q08
Loss before income taxes	$(243,929)	(472,476)	(665,651)	(223,852)	(742,445)

Add: Provision for losses on loans	387,114	496,522	631,526	290,437	363,867
Add: Other credit costs (1)	40,659	109,739	176,308	54,277	78,691
Add: Goodwill impairment	14,849	—	—	—	442,730
Add: Restructuring charges	(347)	(413)	397	6,358	2,826
Add (Subtract): Visa litigation settlement expense (recovery)	(2,374)	6,433	—	—	(6,390)
(Subtract): Gain on sale of Visa shares	(51,900)	—	—	—	—

Pre-tax, pre-credit costs income	$144,072	139,805	142,580	127,220	139,279

Total deposits	$27,433,534	28,054,191	27,423,814	27,947,986	28,617,179
Less: National market brokered deposits	(5,039,328)	(5,639,336)	(4,994,641)	(5,258,841)	(6,338,078)

Core deposits	$22,394,206	22,414,855	22,429,173	22,689,145	22,279,101

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Reconciliation of Non-GAAP Financial Measures (continued)
(dollars in thousands)

	4Q09	3Q09	2Q09	1Q09	4Q08
Average earning assets (2)	$31,402,913	31,556,544	32,124,145	32,425,793	32,308,295

Net interest income (taxable equivalent)	$257,058	255,850	257,827	244,420	259,437
Add: Negative impact of non-performing assets on net interest income (3)	30,102	32,951	31,911	26,429	22,745

Net interest income (taxable equivalent) excluding the negative impact of non-performing assets	$287,160	288,801	289,738	270,849	282,182

Net interest margin	3.25%	3.22	3.23	3.05	3.20
Add: Negative impact of non-performing assets on net interest margin	0.38	0.42	0.39	0.33	0.27

Net interest margin excluding the negative impact of non-performing assets	3.63%	3.64	3.62	3.38	3.47

Total assets	$32,850,071	34,610,480	34,349,670	34,547,432	35,786,269
Less: Goodwill	(24,431)	(39,280)	(39,280)	(39,521)	(39,521)
Less: Other intangible assets	(16,649)	(17,775)	(18,914)	(20,064)	(21,266)

Tangible assets	$32,808,991	34,553,425	34,291,476	34,487,847	35,725,482

Total shareholders’ equity	$2,869,694	3,136,660	3,018,361	3,637,979	3,787,158
Less: Goodwill	(24,431)	(39,280)	(39,280)	(39,521)	(39,521)
Less: Other intangible assets	(16,649)	(17,775)	(18,914)	(20,064)	(21,266)
Less: Cumulative perpetual preferred stock	(928,207)	(926,014)	(923,855)	(921,728)	(919,635)

Tangible common equity	$1,900,407	2,153,591	2,036,312	2,656,666	2,806,736

Tangible common equity to tangible assets	5.79%	6.23	5.94	7.70	7.86

(1)	Other credit costs consist primarily of losses on ORE, reserve for unfunded commitments, and charges related to impaired loans held for sale.

(2)	Quarterly average balance

(3)	Represents pro forma interest income on non-performing loans at current commercial loan portfolio yield, carrying cost of ORE, and net interest charge-offs on loans recognized during the quarter.
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Post Office Box 120 / Columbus, GA 31902
www.synovus.com